Exhibit 1

Execution Version

ERP OPERATING LIMITED PARTNERSHIP

(an Illinois limited partnership)

$400,000,000 5.20% Notes due April 1, 2013

TERMS AGREEMENT

Dated:  March 17, 2003

To:          ERP Operating Limited Partnership

c/o Equity Residential

Two North Riverside Plaza

Chicago, Illinois 60606

Attention: David J. Neithercut

Ladies and Gentlemen:

We (the “Representatives”) understand that ERP Operating Limited Partnership, an Illinois limited partnership (“ERP”), proposes to issue and sell $400,000,000 aggregate principal amount of 5.20% Notes due April 1, 2013 (the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the “Underwriters”) severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities
Morgan Stanley & Co. Incorporated	$308,000,000
Banc One Capital Markets, Inc.	46,000,000
Wachovia Securities, Inc.	46,000,000
Total	$400,000,000

The Underwritten Securities shall have the following terms:

Title:	5.20% Notes due April 1, 2013

Principal Amount to be Issued:	$400,000,000

Currency:	U.S. Dollars

Current Ratings:	Baa1 by Moody’s Investors Services, Inc. BBB+ by Standard & Poor’s Ratings Services

Form:	Registered book-entry form

Price to Public:	The Underwriters will offer the Underwritten Securities from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

Purchase Price:	99.379% of the principal amount of the Underwritten Securities

Stated Maturity Date:	April 1, 2013

Interest Rate:	5.20% per annum

Interest Payment Dates:	Interest on the Underwritten Securities will be payable semi-annually in arrears, on April 1 and October 1 of each year, beginning October 1, 2003

Record Dates:	The close of business on the March 15 and September 15 preceding the applicable Interest Payment Date

Redemption:

ERP may redeem the Underwritten Securities, at any time, in whole or, from time to time, in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus), if any, with respect to such Underwritten Securities (collectively, the “Redemption Price”).  Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption.  The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Underwritten Securities held by such persons to be redeemed.

Sinking Fund Requirements:	None

Listing:	None

Delayed Contracts:	Not authorized

Restrictive Covenants:

ERP is required to maintain Total Unencumbered Assets (as defined in the Prospectus) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined in the Prospectus) of ERP.

Settlement Date, Time and Place:

Delivery of documents on March 19, 2003, at 9:00 a.m. New York City time at the offices of Piper Marbury Rudnick & Wolfe, 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601; delivery of funds on March 19, 2003, in accordance with DTC procedures for the Underwritten Securities

All the provisions contained in the document attached as Annex A hereto entitled “ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.

Please accept this offer no later than 6:00 P.M. (New York City time) on March 17, 2003, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Michael Fusco
Name: Michael Fusco
Title: Executive Director

acting on behalf of itself and the other named Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By: EQUITY RESIDENTIAL, not individually but as General Partner

By:	/s/ Mark J. Parrell
Name: Mark J. Parrell
Title: First Vice President